Exhibit 3.1

                                  AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                     FEDERAL AFFORDABLE HOUSING CORPORATION

CORPORATE NAME:   FEDERAL AFFORDABLE HOUSING CORPORATION

This amendment shall be effective on the day it is filed with the Minnesota Secretary of State.

The following amendments to articles regulating the above corporation were adopted:

          Subsection 1.1 of ARTICLE 1 (NAME) is amended to read as follows:

          1.1  The   name  of  the   corporation   shall   be   AMERICAN   DREAM
               ENTERTAINMENT, INC.

          Subsection 3.1 of ARTICLE 3 (CAPITAL STOCK) is amended to read in its entirety as follows:

          3.1 Authorized Shares. The aggregate number of shares that the corporation has authority to issue, shall be Fifty Million (50,000,000) shares of common stock with a par value of $.0001 per share.



This amendment has been approved pursuant to Minnesota Statues Chapter 302A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in Section 609.48 as if I signed this amendment under oath.


                                         ------------------------------------
                                             Dirk W. Peschar
                                             President


Name and telephone number of contact person:       Michael T. Cronin, Esq.
                                                  (727) 461-1818